SECURITIES  ACT  OF  1934


                               UNITED  STATES
                    SECURITIES  AND  EXCHANGE  COMMISSION
                        Washington,  D.C.    20549

                                  FORM  15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number
                                                                   -----------

                     FAS WEALTH MANAGEMENT SERVICES, INC.
            (Exact name of registrant as specified in its charter)

       16935 WEST BERNARDO DRIVE, SUITE 107, SAN DIEGO, CALIFORNIA 92127
                                (619) 487-1350
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           COMMON - PAR VALUE $.001
           (Title of each class of securities covered by this Form)

                                      N/A
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule  12g-4(a)(1)(i)  ___             Rule  12h-3(b)(1)(i)  ___
          Rule  12g-4(a)(1)(ii) _X_             Rule  12h-3(b)(1)(ii) ___
          Rule  12g-4(a)(2)(i)  ___             Rule  12h-3(b)(2)(i)  ___
          Rule  12g-4(a)(2)(ii) ___             Rule  12h-3(b)(2)(ii) ___
          Rule  15d-6           ___

Approximate  number  of  holders  of  record as of the certification or notice
date:          1

Pursuant to the requirements of the Securities Exchange Act of 1934 FAS Wealth Management Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April  28,  1999        By: /s/Jack  A.  Alexander
     ----------------------       ----------------------------
                                  JACK  A.  ALEXANDER,  CHAIRMAN  &  CEO

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.